Exhibit 99

P. O. BOX 10 • MARTINS FERRY, OHIO 43935 • Phone: 740/633-BANK	Fax: 740/633-1448
We are United to Better Serve You!

PRESS RELEASE

United Bancorp, Inc. 201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact:	Scott A. Everson	Randall M. Greenwood
	President and CEO	Senior Vice President, CFO and Treasurer
Phone:	(740) 633-0445 Ext. 6154	(740) 633-0445 Ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:     11:00 a.m. July 27, 2017

United Bancorp, Inc. Reports Diluted Earnings per Share of $0.35, a 3.9% Increase in Net Interest Income and a TTM Cash Dividend Yield of 4.02% for the Six Months Ended June 30, 2017

MARTINS FERRY, OHIO ◆ ◆ ◆ United Bancorp, Inc. (NASDAQ: UBCP), headquartered in Martins Ferry, Ohio, reported diluted earnings per share of $0.35 and net income of $1,766,000 for the six months ended June 30, 2017, as compared to $0.35 and $1,751,000 for the same period in 2016. The Company’s diluted earnings per share and net income for the three months ended June 30, 2017 was $0.18 and $916,000, as compared to $0.18 and $906,000 respectively for the prior year.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “We are happy to report on the increase of the net interest income of our Company for the six months ended June 30, 2017. During this period, the Company’s net interest income increased by $284,000, or 3.9%, from the previous year. The primary driver of this increase of the Company’s net interest income was the increase in interest income on loans, which was up by $109,000, or 2.9%, year-over-year. The increase in the interest income that our Company realized is directly attributed to the focus that we had this past year on our lending platform. For the year, our Company had an increase in its average loans of $19.2 million or 5.7%. Our company was able to achieve this level of growth in its loans outstanding while maintaining its overall stability in credit quality. Year-over-year, the Company maintained very solid credit quality-related metrics by having nonaccrual loans and loans past due 30+ days decrease from a level of $2.81 million to $2.59 million, a decrease of $218,000. Further— net loans charged-off, excluding overdrafts, was $54,000 through June 30, 2017, which is a decrease of $46,000 from the previous year. At this present level, total past due and nonaccrual loans to gross loans is a very solid 0.72% versus 0.80% the prior year. Net charge offs to average loans was 0.06% for the six months ended June 30, 2017.” Greenwood continued, “The net interest income for our Company increased year-over-year even as we focused on growing retail core-deposits to fund our loan growth. Total deposits increased by $46.9 million, or 14.4%, to a level of $373.9 million as of June 30, 2017. The Company was able to control its overall interest expense levels by attracting lower cost funding alternatives. Overall, the Company saw its low cost retail funding (consisting of non-interest and interest bearing demand and savings deposits) comprise $35.8 million of its growth in retail deposits year-over-year. In addition, the Company’s time deposits, which consist of certificate of deposit or term funding, increased by $11.2 million for the same period. Even with the significant growth in retail core deposit funding, the Company had a decrease in its overall interest expense to average assets, which decreased on a year-over-year basis from 0.44% to 0.40%. This decrease in the overall cost of funding is attributed to the repricing of the Company’s $10.0 million in fixed rate advances with the Federal Home Loan Bank (FHLB). The Company forecasts additional reductions in the cost of its present wholesale funding, which consists of $10.0 million in fixed rate advances with the FHLB, over the remainder of the current year. By year-end, it is anticipated that these advances (which presently cost the Company 3.56%) will be paid off with the current liquidity the company has on its balance sheet. By paying off these present fixed rate advances with lower cost retail-based funding, the Company should realize additional savings or containment in its overall interest expense levels.”

Relating to the Company’s net noninterest margin, Greenwood stated, “the noninterest income of the Company was down by $68,000 year-over-year. This decrease in the fee-based income of the Company is directly attributed to the service charges on deposit accounts decreasing by a like amount over the same period. On the noninterest expense-side of the net noninterest margin (and, as expected), the Company saw an increase in its overall noninterest expense levels. In anticipation of building its infrastructure for future growth, the Company saw its noninterest expense increase by $305,000 or 4.8%. Most of the increase in our noninterest expense levels was related to personnel-related expenses on the production-side, which should lead to our Company realizing higher levels of revenue in the coming quarters. Considering that most of this expense is “fixed,” we firmly believe that we should be able to drive higher levels of revenue without significantly adding to our overall noninterest expense levels in the short-term; therefore, enhancing our Company’s earnings and returns.”

Scott A. Everson, President and CEO stated, “We are pleased to report that we are executing upon our growth strategy, Mission 2020, which calls for our Company to grow its assets (in a profitable fashion) to a level of $1.0 billion or greater by the end of 2020. Even though we realize that we have an extremely long way to go to achieve our ambitious growth goal, it is gratifying to see the organic growth that we achieved year-over-year. Although we will need to have a compounded annual growth rate of approximately twenty-three percent from the beginning of this year in order to achieve the level of growth envisioned under Mission 2020, we firmly believe that it is achievable with the present vision that we have (which includes both organic and acquisition-related growth). From an organic perspective this past year, our Company grew its assets $28.6 million, or 6.8%, to an overall level of $448.7 million as of June 30, 2017. As previously mentioned, most of this growth occurred in our Company’s higher-yielding loan portfolio, which enhanced the overall interest income that we realized. Also, as previously mentioned, the overall net interest income (or, revenue-line) of our Company increased year-over-year. Our Company was able to achieve this growth in net interest income with growth in both its loans outstanding and core deposit funding.” Everson continued, “As expected, we saw marginal growth in the net income that our Company realized year-over-year. After several years of containment, our Company saw its overall noninterest expense levels increase this past year as we continue to build for the future and support our overall mission for growth. Most of the increase in our noninterest expense levels occurred in the following areas: hiring additional loan origination personnel to drive the revenue of our Company; completing the renovation of our Main Office to support an enhanced loan origination platform; opening a new Loan Production Office in the Wheeling, West Virginia market to increase overall loan production and to introduce our Company to a new, highly desirable market; marketing expense relating to the prime retail deposit pricing that we have been successfully promoting; and, lastly, legal expenses relating to the upcoming renaming of our Company’s single bank charter, The Citizens Savings Bank. We anticipate this exciting, forward-thinking change will occur prior to year-end, which should help our Company brand much more effectively and better support our growth objective.” Everson concluded by stating, “We firmly believe that with our positioning over the course of the past year, our Company has high operating leverage which should allow us to enhance our revenue, while controlling our noninterest expense levels— thus, leading to higher earnings and returns over the course of the next twelve to eighteen months. We continue to have very solid credit quality metrics, which should have a positive impact on our earnings for the foreseeable future. In addition, we continue to have very robust capital levels, as evidenced by our overall equity to asset ratio of 9.72%, which will support our vision for growth in the intermediate term. Our Company continues to pay a very solid cash dividend, which totals $0.49 on a trailing twelve month (TTM) basis (including the $0.05 special dividend paid this past December), which produces at TTM Yield of 4.02% as of quarter-end. At this level, our Company’s cash dividend yield is significantly higher than that of the average bank in our country. With our recent focus of increasing the operating leverage and revenue of our

Company, we firmly believe that we will continue to generate higher levels of net income and reward our shareholders by paying higher dividends and having appreciation in our market value. On a year-over-year basis, the market value of our Company’s stock increased by $2.23, or 25%, to a level of $12.20. Even though our market value has diminished somewhat from its year-end level, we believe that we are presently trading at a fair valuation, which is seventeen times earnings.” Everson concluded, “Our number one focus continues to be growing our shareholders’ investment in our Company through profitable operations and strategic growth. In addition to driving the market value appreciation of our shareholders’ ownership, we will continue striving to reward our owners by paying a solid cash dividend. Overall, we are pleased with the performance of our Company and the direction that we are going. We are extremely optimistic about our future potential and look forward to realizing this upside potential in future periods!”

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio and has total assets of $448.7 million and total shareholder’s equity of $43.6 million as of June 30, 2017. Through its single bank charter, The Citizens Savings Bank, the Company has eighteen banking offices that serve the Ohio Counties of Athens and Fairfield through its Community Bank Division and Belmont, Carroll, Harrison, Jefferson and Tuscarawas through its Citizens Bank Division. The Company also operates a Loan Production Office in Wheeling, WV. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.

United Bancorp, Inc. (“UBCP”)
For the Three Months Ended June 30,	%
2017	2016	Change
Earnings
Interest income on loans	$3,842,737	$3,733,583	2.92%
Loan fees	252,077	303,593	-16.97%
Interest income on securities	194,881	150,029	29.90%

Total interest income	4,289,695	4,187,205	2.45%
Total interest expense	437,412	437,713	-0.07%

Net interest income	3,852,283	3,749,492	2.74%
Provision for loan losses	24,999	105,749	-76.36%
Net interest income after provision for loan losses	3,827,284	3,643,743	5.04%
Service charges on deposit accounts	631,892	667,463	-5.33%
Net realized gains on sale of loans	29,595	27,195	8.83%
Other noninterest income	207,194	207,315	-0.06%
Total noninterest income	868,681	901,973	-3.69%
Total noninterest expense	3,364,485	3,250,088	3.52%

Income tax expense	415,217	389,215	6.68%

Net income	$916,263	$906,413	1.09%
Per share
Earnings per common share - Basic	$0.18	$0.18	0.00%
Earnings per common share - Diluted	0.18	0.18	0.00%
Cash dividends paid	0.11	0.10	10.00%
Annualized yield based on quarter end close	3.60%	4.09%	-0.49%
Shares Outstanding
Average - Basic	4,847,884	4,901,947	—
Average - Diluted	4,966,986	4,997,001	—

For the Six Months Ended June 30,	%
2017	2016	Change
Earnings
Interest income on loans	$7,769,572	$7,409,703	4.86%
Loan fees	341,912	507,305	-32.60%
Interest income on securities	362,179	309,076	17.18%

Total interest income	8,473,663	8,226,084	3.01%
Total interest expense	875,573	912,175	-4.01%

Net interest income	7,598,090	7,313,909	3.89%
Provision for loan losses	49,998	176,498	-71.67%
Net interest income after provision for loan losses	7,548,092	7,137,411	5.75%
Service charges on deposit accounts	1,229,021	1,300,922	-5.53%
Net realized gains on sale of loans	44,287	43,044	2.89%
Net realized gain on sale of available-sale-securities	—	—	N/A
Net realized gain on sale of other real estate and repossessions	—	—	N/A
Other noninterest income	427,667	425,408	0.53%
Total noninterest income	1,700,975	1,769,374	-3.87%
Total noninterest expense	6,699,035	6,393,993	4.77%

Income tax expense	783,982	761,804	2.91%

Net income	$1,766,050	$1,750,988	0.86%
Per share
Earnings per common share - Basic	$0.35	$0.35	0.00%
Earnings per common share - Diluted	0.35	0.35	0.00%
Cash dividends paid	0.22	0.20	10.00%
Shares Outstanding
Average - Basic	4,839,725	4,887,546	—
Average - Diluted	4,985,827	4,982,600	—
Common stock, shares issued	5,430,304	5,385,304	—
Shares held as Treasury	5,744	5,744	—
At quarter end
Total assets	$448,672,091	$420,102,539	6.80%
Total assets (average)	442,017,000	411,066,000	7.53%
Other real estate and repossessions (“OREO”)	293,430	325,700	-9.91%
Gross loans	357,569,542	348,822,129	2.51%
Allowance for loan losses	2,292,265	2,465,226	-7.02%
Net loans	355,277,277	346,356,903	2.58%
Non-accrual loans	1,603,814	1,228,051	30.60%
Loans past due 30+ days (excludes non accrual loans)	985,950	1,579,526	-37.58%
Net loans charged-off	53,674	99,585	-46.10%
Net overdrafts charged-off	45,397	48,965	-7.29%
Net charge-offs	99,071	148,550	-33.31%
Average loans	354,624,000	335,430,000	5.72%
Cash and due from Federal Reserve Bank	20,784,147	9,788,179	112.34%
Average cash and due from Federal Reserve Bank	16,948,000	5,020,000	237.61%
Securities and other restricted stock	43,056,776	36,021,781	19.53%
Average securities and other restricted stock	43,165,000	31,892,000	35.35%
Total deposits	373,915,205	326,979,155	14.35%
Non interest bearing demand	71,078,504	70,099,453	1.40%
Interest bearing demand	156,893,040	123,720,480	26.81%
Savings	81,421,172	79,787,694	2.05%
Time < $100,000	59,677,638	40,182,495	48.52%
Time > $100,000	4,844,851	13,189,033	-63.27%
Average total deposits	356,961,000	325,819,000	9.56%
Advances from the Federal Home Loan Bank	10,287,302	33,249,273	-69.06%
Overnight advances	—	12,800,000	N/A
Term advances	10,287,302	20,449,273	-49.69%
Securities sold under agreements to repurchase	10,287,302	10,065,356	2.21%
Stockholders’ equity	43,653,232	42,355,767	3.06%
Stockholders’ equity (average)	43,632,000	42,286,000	3.18%
Stock data
Market value - last close (end of period)	$12.20	$9.77	24.87%
Dividend payout ratio	62.86%	57.14%	5.72%
Price earnings ratio	17.43	x	13.96	x	3.47%
Book value (end of period)	8.81	8.58	2.68%
Market price to book value	138.48%	113.87%	21.61%
Key performance ratios
Return on average assets (ROA)	0.80%	0.85%	-0.05%
Return on average equity (ROE)	8.10%	8.28%	-0.18%
Net interest margin (federal tax equivalent))	3.83%	3.87%	-0.04%
Interest expense to average assets	0.40%	0.44%	-0.04%
Total allowance for loan losses to nonaccrual loans	142.93%	200.74%	-57.81%
Total allowance for loan losses to total loans	0.64%	0.71%	-0.07%
Nonaccrual loans to total loans	0.45%	0.35%	0.10%
Nonaccrual loans and OREO to total assets	0.42%	0.37%	0.05%
Net charge-offs (recoveries) to average loans	0.06%	0.09%	-0.03%
Equity to assets at period end	9.73%	10.08%	-0.34%
Full time equivalent (FTE) employees	117	123	-4.88%